EXHIBIT 99.1

For release: August 6, 2009

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports a 25.7% Increase in Net Income Available to Common Shareholders

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE Amex: NHC;  NYSE Amex: NHC.PR.A), a publicly traded long-term health care company, today announced net income available to common shareholders for the quarter ended June 30, 2009 of $9,199,000 compared to $7,318,000 for the quarter ended June 30, 2008, an increase of 25.7%.

Revenues for the three months ended June 30, 2009 totaled $172,036,000 compared to $160,562,000 for the same three months of 2008, an increase of 7.1%.  Net income was $.67 per basic common share for the quarter ended June 30, 2009 compared to $.57 per basic common share for the quarter ended June 30, 2008.

NHC operates, through various subsidiaries, for itself and third parties, 76 long-term health care centers with 9,772 beds. NHC also operates, through subsidiaries, 33 homecare programs, seven independent living centers and 23 assisted living centers. NHC's other services include Alzheimer's units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

-more

-

NHC Reports a 25.7% Increase in Net Income Available to Common Shareholders

Condensed Statements of Income
(in thousands, except share and per share amounts)

		Three Months Ended		Six Months Ended
		June 30		June 30
Revenues:		2009	2008	2009	2008
Net patient revenues		$ 155,849	$ 143,163	$ 308,916	$ 287,128
Other revenues		16,187	17,399	31,789	33,575
Net revenues		172,036	160,562	340,705	320,703

Costs and Expenses:
Salaries, wages and benefits		91,875	86,312	182,601	173,853
Other operating		47,421	44,639	95,389	89,953
Rent		8,064	7,876	16,032	15,794
Depreciation and amortization		6,287	6,024	12,530	12,021
Interest		188	170	395	389
Total costs and expenses		153,835	145,021	306,947	292,010

Income Before Income Taxes		18,201	15,541	33,758	28,693
Income Tax Provision		(6,834)	(6,055)	(13,207)	(11,035)

Net Income		11,367	9,486	20,551	17,658

Dividends to Preferred Shareholders		(2,168)	(2,168)	(4,336)	(4,336)

Net income available to common shareholders		$ 9,199	$ 7,318	$ 16,215	$ 13,322

Earnings Per Common Share:
Basic		$ 0.67	$ 0.57	$ 1.21	$ 1.04
Diluted		$ 0.67	$ 0.56	$ 1.20	$ 1.02

Weighted average common shares outstanding
Basic		13,658,141	12,779,582	13,444,679	12,773,639
Diluted		13,675,285	13,125,402	13,466,047	13,121,810

Balance Sheet Data
(in thousands)		June 30	Dec. 31
		2009	2008
Cash and marketable securities		$ 242,042	$ 232,463
Current assets		325,305	312,752
Total assets		793,272	777,296
Current liabilities		242,382	251,919
Long-term obligations		25,959	25,807
Deferred lease credit		3,029	3,635
Deferred revenue		17,157	15,118
Stockholders' equity		504,745	480,817

-more-
Page 3
NHC Reports a 25.7% Increase in Net Income Available to Common Shareholders

Selected Operating Statistics

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
Per Diems:
Medicare	$ 381.21	$ 362.45	$ 381.23	$ 362.95
Medicaid	151.87	145.64	151.01	146.09
Private Pay and Other	226.10	216.44	225.22	214.72

Patient Days:
Medicare	105,130	102,748	210,982	206,354
Medicaid	276,145	284,123	544,916	549,163
Private Pay and Other	169,258	165,727	337,193	330,048
	550,533	552,598	1,093,091	1,085,565

Average Per Diem	$ 218.49	$ 208.03	$ 218.34	$ 208.18

-30-